EXHIBIT 5.1

Arnold Forrest Sock, LL.M

Attorney at Law

Box 25847 Los Angeles, CA 90025     310-714-0747     afsock@afsocklaw.com

April 12, 2021

Crown Equity Holdings, Inc.

11226 Pentland Downs Street

Las Vegas, NV 89401

Re: File No. 333-253052

Dear Sir and Madam:

This opinion is furnished to you in connection with a Registration Statement on Form S- 1 (“Registration Statement”), filed by Crown Equity Holdings, Inc., a Nevada corporation (“Company”), with the U.S. Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), including a related prospectus included in the Registration Statement, for the proposed offering (the “Offering”) of (A) 10,000,000 units (each a “Unit and collectively, the “Units”), each Unit consisting of one share of common stock of the Company, par value $0.001 per share (“Common Stock”), and four warrants (each a “Warrant’) to purchase one share of Common Stock at a different exercise price, each expiring on December 31st of each year from 2021 through 2024. The Units, the shares of Common Stock and the Warrants are referred to herein collectively as the “Securities”. The Registration Statement also covers shares of Common Stock issuable from time to time upon the exercise of the Warrants (the “Warrant Shares’).

I am acting as counsel for the Company in connection with the Registration Statement. I have examined the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon minutes of meetings and resolutions of the board of directors of the Company as provided to me by the Company, the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and such other documents as I have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than my examination of the documents indicated above, I have made no other examination in connection with this opinion.

Crown Equity Holdings, Inc.

April 12, 2021

I express no opinion as to matters governed by any laws other than the Nevada Revised Statutes. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that:

I. The Securities have been duly authorized for issuance by all necessary corporate action by the Company;

II. The shares of Common Stock and Units, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable;

III. When the Warrants have been exercised and paid for, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

IV. The Units and the Warrants are binding obligations of the Company;

The opinion set forth herein is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur (which may have retroactive effect).

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ ARNOLD F. SOCK, Esquire